SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933

                        PRECOM TECHNOLOGY, INC.

         (Exact name of registrant as specified in its charter)

             Florida                             06-1588136
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                  Identification No.)

2255 Glades Road, Suite 324A, Boca Raton, Florida             33431
(Address of principal executive offices)                  (Zip code)

Consulting Agreement by and between Precom Technology, Inc. and Anslow & Jaclin, LLP

Consulting Agreement between Precom Technology, Inc. and Moffitt &
Company, P.C.

Consulting Agreement between Precom Technology, Inc. and Interstate Transfer Company

Consulting Agreement between Precom Technology, Inc. and George Gregor

                       (Full title of the plans)

                International Financial Concierge Services, Inc.
             2255 Glades Road, Suite 324A, Boca Raton, Florida 33431
            (Name, address, including zip code, of agent for service)

Telephone number, with area code, of agent for service: (561) 988-2610

                    CALCULATION OF REGISTRATION FEE

Title of         Amounts to      Proposed      Proposed   Amount of
Securities       be              Maximum       Maximum    Registration
to be            Registered      Offering      Aggregate  Fee
Registered                       Price Per     Offering
                                 Share(1)      Price

Common Stock   1,000,000         $0.02          $20,000      $1.84

Common Stock     500,000         $0.02          $10,000      $0.92

Common Stock     300,000         $0.02           $6,000      $0.55

Common Stock     500,000         $0.02          $10,000      $0.92

(1)	Maximum offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933.



                                 PART I

         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

CONSULTING AGREEMENT BY AND BETWEEN PRECOM TECHNOLOGY, INC. AND ANSLOW & JACLIN, LLP

Introduction

Precom Technology, Inc., a Florida corporation (the "Company"), has entered into an agreement, dated November 8, 2002, entitled Consulting Agreement with Anslow & Jaclin, LLP, ("Anslow Consulting Agreement"), which has performed legal services for the Company. The Anslow Consulting Agreement is referred to as "Plan One" in this document.
The Anslow Consulting Agreement provides that the Company will issue up to 1,000,000 shares of the Company's common stock, par value $0.001 per share, (the "Anslow Compensation Shares") as consideration for the legal services that have been previously provided to the Company. A maximum of 1,000,000 shares of Anslow Compensation Shares may be issued pursuant to Plan One. The Anslow Compensation Shares will be issued to Richard Anslow and Gregg Jaclin, principals of Anslow & Jaclin, LLP, in a ratio of 80% and 20% respectively ("Anslow Associated Persons").
The Company will issue the Anslow Compensation Shares in increments of 250,000 shares which will be sold on the open market by the Anslow Associated Persons, the net proceeds of which will be credited toward the unpaid balance of the services already rendered to the Company (the "Anslow Balance"). If any remaining Anslow Balance is unpaid after such sale the Company will issue an additional number of Anslow Compensation Shares equal to the lesser of 250,000 shares or the number of shares which is equal to the unpaid Anslow Balance divided by the closing price of the Company's common stock on the day prior to the day of issuance. If needed, the Company will issue additional 250,000 increments of stock until the Anslow Balance is paid in full. In the event that the Anslow Compensation Shares are issued, sold and the Anslow Balance remains unpaid, the Company will issue and register on Form S-8 such additional shares, under the same terms and conditions, as are required to satisfy the full Anslow Balance.

General

The term of Plan One is effective until the Anslow Balance is paid in full. Plan One is not subject to the provisions of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA") or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Participation in Plan One

The Anslow Associated Persons may participate in Plan One only if
Plan One remains in effect. The total number of Anslow Compensation Shares under Plan One issued to Anslow Associated Persons may not exceed 1,000,000 shares.



CONSULTING AGREEMENT BY AND BETWEEN PRECOM TECHNOLOGY, INC. AND MOFFITT & COMPANY, P.C.

Introduction

The Company has entered into an agreement, dated November 7, 2002, entitled Consulting Agreement with Moffitt & Company, P.C., ("Moffitt Consulting Agreement"), which has performed accounting services for the Company. The Moffitt Consulting Agreement is referred to as "Plan Two" in this document. The Moffitt Consulting Agreement provides that the Company will issue up to 500,000 shares of the Company's common stock, par value $0.001 per share, (the "Moffitt Compensation Shares") as consideration for the accounting services that have been previously provided to the Company. A maximum of 500,000 shares of Moffitt Compensation Shares may be issued pursuant to Plan Two. The Moffitt Compensation Shares will be issued equally to Stanley Moffitt and Larry Moffitt, principals of Moffitt & Company, P.C., ("Moffitt Associated Persons"). The Company will issue the Moffitt Compensation Shares in increments of 100,000 shares which will be sold on the open market by the Moffitt Associated Persons, the net proceeds of which will be credited toward the unpaid balance of the services already rendered to the Company (the "Moffitt Balance"). If any remaining Moffitt Balance is unpaid after such sale the Company will issue an additional number of Moffitt Compensation Shares equal to the lesser of 100,000 shares or the number of shares which is equal to the unpaid Moffitt Balance divided by the closing price of the Company's common stock on the day prior to the day of issuance. If needed, the Company will issue additional 100,000 increments of stock until the Moffitt Balance is paid in full.
In the event that the Moffitt Compensation Shares are issued, sold and the Moffitt Balance remains unpaid, the Company will issue and register on Form S-8 such additional shares, under the same terms and conditions, required to satisfy the full Moffitt Balance.

General

The term of Plan Two is effective until the Moffitt Balance is paid in full. Plan Two is not subject to the provisions of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA") or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Participation in Plan Two

The Moffitt Associated Persons may participate in Plan Two only if Plan Two remains in effect. The total number of Moffitt
Compensation Shares under Plan Two issued to Moffitt Associated Persons may not exceed 500,000 shares.

CONSULTING AGREEMENT BY AND BETWEEN PRECOM TECHNOLOGY, INC. AND
INTERSTATE TRANSFER COMPANY

Introduction

The Company has entered into an agreement, dated November 7, 2002, entitled Consulting Agreement with Interstate Transfer Company,
("Interstate Consulting Agreement"), which has performed consulting services for the Company. The Interstate Consulting Agreement is referred to as "Plan Three" in this document. The Interstate
Consulting Agreement provides that the Company will issue 100,000 shares of the Company's common stock, par value $0.001 per share, as consideration for the consulting services that have been previously provided to the Company and 200,000 shares of the Company's common stock, par value $0.001 per share, as consideration for the consulting services to be provided to the Company (collectively the "Interstate Compensation Shares"). A maximum of 300,000 shares of Interstate Compensation Shares may be issued pursuant to Plan Three. The Interstate Compensation Shares will be issued to Janis Patterson, principal of Interstate Transfer Company, ("Interstate Associated Person"). The Company will issue the Interstate Compensation Shares in increments of 100,000 shares immediately and 200,000 shares on or before January 15, 2003. The Interstate Compensation Shares will be sold on the open market by the Interstate Associated Person, the net proceeds of which will be credited toward the unpaid balance of the services already rendered or to be rendered to the Company.

General

The term of Plan Three is effective until the Interstate Balance is paid in full. Plan Three is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Participation in Plan Three

The Interstate Associated Person may participate in Plan Three only if Plan Three remains in effect. The total number of Interstate
Compensation Shares under Plan Three issued to Interstate Associated Person may not exceed 100,000 shares.

CONSULTING AGREEMENT BETWEEN PRECOM TECHNOLOGY, INC. AND GEORGE GREGOR

Introduction

The Company has entered into an agreement, dated November 1, 2002, entitled Consulting Agreement, ("Gregor Consulting Agreement"), with George Gregor, an individual ("Gregor") who will perform consulting services for the Company for a period of one year from the effective date. The Gregor Consulting Agreement is referred to as "Plan Four" in this document. The consulting services to be provided to the Company consist of business consulting services. The Gregor Consulting Agreement provides that the Company will issue 500,000 shares of the Company's common stock, par value $0.001 per share, as consideration for the consulting services to be performed (the "Gregor Compensation Shares"). A maximum of 500,000 shares of Gregor Compensation Shares may be issued pursuant to Plan Four.

General

The initial term of Plan Four is one year from its effective date, November 1, 2002, but may be extended by mutual agreement until terminated by either party. The parties may agree in writing to renew or amend Plan Four. Plan Four is not subject to the provisions of "ERISA" or qualified under Section 401(a) of the Code.

Participation in Plan Four

Gregor may participate in Plan Four only if Plan Four remains in effect. The total number of Gregor Compensation Shares issued to Gregor may not exceed 500,000 shares.

General Provisions

Plan One, Plan Two Plan, Three and Plan Four are referred to collectively as the Plan Agreements. This document concerns only those provisions of the Plan Agreements relating to the shares issued thereunder (the "Shares") and the Plan Agreements provisions relating to the Shares are referred to collectively as the Plans.

The current members of the Board of Directors of the Company are Robert Hipple, Rodney Read and Nicholas M. Calapa. The address of the
Board of Directors is: c/o the Company, 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431. The telephone number is (561) 988-2610. Information concerning changes in the membership of the Board of Directors or the appointment of any committee will be provided in the future either in the Company's proxy statements, annual or other reports, or in amendments to this document.

Resale of Shares

The Shares issued under the Plans may be freely sold, subject to the requirement that any sales by "affiliates" of the Company, as defined under the Securities Act of 1933 (the "Securities Act"), and donees of affiliates, must be made either pursuant to a separate prospectus prepared in accordance with the requirements of the Securities Act or pursuant to Rule 144 under the Securities Act. Generally, a person who is not an executive officer, director or holder of 10% or more of the shares of the Company or of the shares of one of the Company's subsidiaries, would not be deemed to be an "affiliate" of the Company.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of participation in the Plans is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. In addition, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plans to vary. Therefore, each participant in the Plans is urged to consult his or her own accountant, legal counsel, or other financial advisor regarding the tax consequences of participation in the Plans. This discussion is based on the provisions of the Code as presently in effect.

Upon receipt of the Shares, participants will recognize ordinary income in an amount equal to the fair market value of the Company's common stock, par value $0.001. Upon the sale of the Shares the participant will recognize short-term or long-term capital gain, or loss, as the case may be, in an amount equal to the difference between the amounts he or she receives from the sale of those shares and the participant's tax basis in the shares. The participant's tax basis in the Shares will be equal to the fair market value of the shares acquired. The holding period will begin on the day after the tax basis of the shares is determined.

The ordinary income recognized by the participants upon receipt of Shares is considered to be non-employee compensation from the Company. The Company will be entitled to expense as compensation the amount of ordinary income, which each participant in the Plans recognizes. As with other forms of compensation, withholding or self-employment tax and other trust fund payments will be due. The participants in the Plans will be solely responsible for paying withholding or self-employment taxes and other trust fund payments on the amounts received, as non-employee compensation.

Additional Information

The Company will provide to any participant in the Plans, upon written request, a copy, without charge, of the Company's periodic reports filed with the Securities and Exchange Commission (the "Commission"), including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB. The Company will also provide any participant of the Plans, upon written or oral request, a copy, without charge, of the documents incorporated by reference in Item 3 of Part II of this Form S-8 registration statement. Written or oral requests for such information should be directed to Glenn Liddell, Corporate Secretary, at 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431; telephone number (561) 988-2610.

                                PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

1.	The Company's Annual Report on Form 10-KSB for the fiscal
year ended December 31, 2001, filed with the Commission on April 15, 2002.

2.	All reports filed by the Company with the Commission
pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2001.

Prior to the filing of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

The common stock par value $.001 per share (the "Common Stock") of the Company being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. Pursuant to the Articles of Incorporation of the Company, the Company is authorized to issue 25,000,000 shares of Common Stock. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock. The Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock of which 8,125,000 shares of preferred stock currently are issued and outstanding.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons acquiring Common Stock in the Plans and may dilute the book value of the then existing shareholders.

Item 5. Interests of Named Experts and Counsel

No expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as having given an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers

Florida Statutes Annotated section 607.0850 (1993) (the "Florida Statute") permits corporations to indemnify directors or officers against any judgments, fines, settlements and reasonable expenses incurred by reason of their being or having been parties to actions or proceedings (other than actions by or in right of the corporation), whether civil, criminal, administrative or investigative. This indemnification is permissible only if the director or officer acted within the applicable standard of conduct or if ordered by a court. In civil actions or proceedings, a director or officer satisfies the applicable standard of conduct if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the applicable standard is satisfied if the director or officer had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel or shareholders who were not parties to the proceedings shall determine whether the applicable standard of conduct is satisfied.

In actions by or in the right of the corporation, the corporation may also indemnify directors and officers whose actions fall within the applicable standard of conduct. However, the corporation may not indemnify a director or officer for expenses incurred in defense or settlement of any claim, issue or matter on which the officer or director is liable to the corporation unless and to the extent the court determines, in light of all the circumstances, that the director or officer is fairly and reasonably entitled to indemnity for those expenses despite the adjudication of liability.

The Florida Statute confers an absolute right to indemnification for expenses actually and reasonably incurred, including attorneys' fees, to the extent a director or officer is successful on the merits or otherwise in defense of any claim, issue, or matter. The Florida Statute also permits a corporation to pay attorneys' fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of that director or officer to repay the expenses to the corporation if it is ultimately determined that the director or officer is not entitled to indemnification or to the extent the expenses so advanced by the corporation exceed the indemnification to which the officer or director is entitled. The Florida Statute does not exclude other indemnification rights to which a director or officer may be entitled under the certificate of incorporation, a bylaw, an agreement, a vote of shareholders, or otherwise so long as these rights are not inconsistent with the Florida Statute. The Florida Statute also permits corporations to purchase and maintain indemnity insurance.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to West's Florida Statutes Annotated Section 607.0850 (1993).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

No restricted securities are being re-offered or resold pursuant to this registration statement.

Item 8.  Exhibits.

The following exhibits are attached to this Registration  Statement:

Exhibit No.    SEC Ref. No.            Description of Exhibit

    1              4                   Consulting Agreement
                                       between Precom Technology, Inc.
                                       and Anslow & Jaclin, LLP,
                                       dated November 8, 2002.

    2              4                   Consulting Agreement between
                                       Precom Technology, Inc. and
                                       Moffitt & Company, P.C., dated
                                       November 7, 2002.

    3              4                   Consulting Agreement
                                       between Precom Technology, Inc.
                                       and Interstate Transfer Company,
                                       dated November 7, 2002.

    4              4                   Consulting Agreement
                                       between Precom Technology, Inc.
                                       and George Gregor, dated
                                       November 1, 2002.

Item 9.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under
the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 18th day of November, 2002.

                                      PRECOM TECHNOLOGY, INC.



                                    By________________________
						  Robert Hipple, President

                           POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Hipple, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                       Title                        Date



___________________     Chairman of the Board,        November 18, 2002
Robert Hipple           Chief Executive Officer,
                        President, Director


___________________     Vice-President, Chief         November 18, 2002
Rodney Read             Operating Officer, Director



___________________     Director                      November 18, 2002
Nicholas M. Calapa


                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                EXHIBITS

                                  TO

                               FORM S-8

                         REGISTRATION STATEMENT

                                 UNDER

                      THE SECURITIES ACT OF 1933


                        Precom Technology, Inc.
                        (A Florida Corporation)





                          INDEX TO EXHIBITS




Exhibits

SEC Ref.         Description of Exhibit                  Sequentially
No.                                                      Numbered Pages


  4              Consulting Agreement
                 between Precom Technology, Inc.
                 and Anslow & Jaclin, LLP,
                 dated November 8, 2002.

  4              Consulting Agreement between
                 Precom Technology, Inc. and
                 Moffitt & Company, P.C., dated
                 November 7, 2002.

  4              Consulting Agreement
                 between Precom Technology, Inc.
                 and Interstate Transfer Company,
                 dated November 7, 2002.

  4              Consulting Agreement
                 between Precom Technology, Inc.
                 and George Gregor, dated
                 November 1, 2002.